UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2011 (June 23, 2011)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

A. On June 23, 2011, we entered into an employment agreement with Ms. Monique Ben-Am, 58, pursuant to which she will serve as our Vice President of Clinical Development. Ms. Ben-Am has been Director of Global Operations Management & Resources, Global Clinical Operations and Global Innovative R&D for Teva Phamaceuticals, Ltd. (NASDAQ: TEVA, TASE: TEVA), where she managed an international group of operations managers responsible for oncology, multiple sclerosis, ALS, Parkinson's Disease and Crohn's Disease clinical trials. Previously, she was VP Clinical Affairs at TopSpin Medical Ltd., and Manager of Clinical Research Oncology at Novartis Pharma AG, where she launched and completed two clinical trials of the oncology drug Glivec. She holds a B.Sc. in Agriculture from the Hebrew University of Jerusalem, Israel, and an M.Sc. in Physiology and Pharmacology from the Tel Aviv University.

Pursuant to the employment agreement, Ms. Ben-Am will serve as our VP Clinical Development as of June 26, 2011. The agreement provides Ms. Ben-Am with a monthly salary of NIS 35,000 (approximately $10,250). We will also provide Ms. Ben-Am with other social benefits such as a company car, a laptop computer, a cellular telephone, and pension and similar payments. We will reimburse Ms. Ben-Am for reasonable expenses incurred by her in the course of her employment with us.

We have committed to pay Ms. Ben-Am an annual bonus of up to one and a half monthly salaries, the exact size of which will be determined by the achievement of pre-determined milestones by Ms. Ben-Am.

Under the terms of her employment agreement, Ms. Ben-Am must refrain from competing with us during the term of her employment and for three months from the date of termination of her employment with us. Further, during her employment and for one year after her employment terminates, Ms. Ben-Am may not offer or solicit any of our or our subsidiary’s employees away from their dealings with us or our subsidiary. She also must grant us all rights in any products that she develops during the course of her employment with us. In addition, Ms. Ben-Am must maintain the confidentiality of all proprietary information of ours that she receives through her employment with us.

Pursuant to the terms of Ms. Ben-Am's employment agreement, we intend to grant Ms. Ben-Am options to purchase 200,000 shares of our common stock at an exercise price of 1.86 NIS (approximately $0.54) per share, pursuant to our 2007 Stock Option Plan, of which options to purchase 150,000 shares will vest over the course of four years, and options to purchase 50,000 additional shares will vest only if the last patient in our Phase IIb clinical trial receives treatment within 27 months of the initiation of the trial

Either we or Ms. Ben-Am may terminate this agreement upon the provision of ninety days advance written notice to the other party expressing an intention to terminate the agreement. We also may terminate this agreement for cause, defined in the agreement as including the following on the part of Ms. Ben-Am: (i) Ms. Ben-Am commits a fundamental breach of the agreement; (ii) Ms. Ben-Am performs any act that entitles us legally to dismiss her without paying her any severance pay in connection with such dismissal; (iii) Ms. Ben-Am breaches her duty of good faith to the us; or (iv) the Employee’s intentional gross misconduct in the performance of her obligations under the agreement in a manner that causes (or is likely to cause) us material harm.

B. On June 26, 2011, Dr. Patricia Ohana, our current VP Clinical Development, will commence serving as our VP Research and Development.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Monique Ben-Am, dated June 22, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: June 24, 2011	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary